                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Shareholders
DATATRAK International, Inc.


We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the DATATRAK International, Inc. Amended and Restated 1996 Key Employees and Consultants Stock Option Plan, as amended, for the registration of 575,000 Common Shares of DATATRAK International, Inc., formerly Collaborative Clinical Research, Inc., of our report dated February 2, 2001 with respect to the consolidated financial statements of DATATRAK International, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


Cleveland, Ohio
August 13, 2001
                                                           /s/ Ernst & Young LLP